Exhibit 5.1

[Letterhead of Cravath, Swaine & Moore LLP]

October 20, 2016

Ashland Global Holdings Inc.

Registration Statement on Form S-3-Guarantees

Ladies and Gentlemen:

We have acted as counsel for Ashland Global Holdings Inc., a Delaware corporation (the “Company”), in connection with the guarantee by the Company (collectively, the “Ashland Guarantees”) of the 4.750% Senior Notes due 2022 (the “2022 Notes) issued under the Indenture dated as of August 7, 2012 (the “2012 Indenture”), as supplemented by the First Supplemental Indenture dated as of February 27, 2013 and the Second Supplemental Indenture (the “Second Supplemental Indenture”) dated as of October 19, 2016, between Ashland LLC (formerly Ashland Inc.), a Kentucky limited liability company, as the issuer (“Ashland LLC”), and U.S. Bank National Association, as the trustee (the “Trustee”), and the 3.875% Senior Notes due 2018 (the “2018 Notes”) and the 6.875% Senior Notes due 2043 (the “2043 Notes” and together with the 2022 Notes and 2018 Notes, the “Notes”) issued under the Indenture dated as of February 27, 2013 (the “2013 Indenture”), as supplemented by the First Supplemental Indenture dated as of February 27, 2013, the Second Supplemental Indenture dated as of March 14, 2013 and the Third Supplemental Indenture (the “Third Supplemental Indenture”) dated as of October 19, 2016, between Ashland LLC, as the issuer, and the Trustee, as the trustee, and pursuant to a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) filed with the Securities and Exchange Commission (the “Commission”) on October 12, 2016.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, certificates of corporate officers and government officials and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Amended and Restated Certificate of Incorporation of the Company; (b) the By-laws, as amended, of the Company; (c) resolutions adopted by the board of directors of the Company on October 12, 2016; (d) the Registration Statement; (e) the 2012 Indenture and the 2013 Indenture; (f) the Notes and (g) each of the applicable Ashland Guarantees included in the Second Supplemental Indenture and the Third Supplemental Indenture. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. We have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing, we are of opinion that, assuming that the 2012 Indenture, 2013 Indenture and the Notes have been duly authorized, executed and delivered and constitute valid and binding obligations of Ashland LLC, each of the Ashland Guarantees constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and subject to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law).

We are admitted to practice only in the State of New York and express no opinion as to matters governed by any laws other than the laws of the State of New York, the Delaware General Corporation Law and the Federal laws of the United States of America.

We are aware that we are referred to under the heading “Validity of the Guarantees” in the prospectus forming a part of the Registration Statement and in the Consent Solicitation/Prospectus Supplement dated October 12, 2016. We hereby consent to such use of our name therein and the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on October 20, 2016. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Ashland Global Holdings Inc.

50 E. RiverCenter Blvd.

Covington, KY 41011

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